FORM 3
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Actof 1940

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1. Name and Address of Reporting Person*

   Browne Spencer I.
     c/o Internet Commerce Corporation
     805 Third Avenue
     New York, New York  10022

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2. Date of Event Requiring Statement (Month/Day/Year)

   December 6, 2001

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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

   Internet Commerce Corporation ("ICCA")

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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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
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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Class A Common Stock                       |    28,181 (1)        |        D       |
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                                           |                      |                |                                               |
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


                                                                          (over)


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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        |  Date   | Expira- |                       |or       |vative    |Security:    |                           |
                        |  Exer-  | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        |  cisable| Date    |                       |Shares   |          |Indirect(I)  |                           |
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
 Stock option (right to |  (3)    |   12/6/ |        Class A        |  25,000 |  $4.22   |      D      |
 buy) (2)               |         |   2011  |      Common Stock     |         |          |             |
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 2001 Private Placement |         | 10/29/06|        Class A        |   5,454 |  $3.58   |      D      |
 Warrant                |         |         |      Common Stock     |    (1)  |          |             |
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                        |         |         |                       |         |          |             |                           |
                        |         |         |                       |         |          |             |                           |
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

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.


Explanation of Responses:

(1) On October 29, 2001, Mr. Browne purchased 28,181 shares of class A common stock for $2.75 per share and warrants to purchase 5,454 shares of class A common stock in a private placement in October 2001.

(2) Granted under the Company's Amended and Restated Stock Option Plan upon the reporting person becoming a director.

(3) 8,333 vested and became exercisable on December 6, 2001, the date granted. 8,333 vest and become exercisable on December 6, 2002 and the remaining 8,334 vest and become exercisable on December 6, 2003.


                                                /s/ Spencer I. Browne
                                               -------------------------------
                                                Spencer I. Browne
                                               **Signature of Reporting Person

                                                May 21, 2002
                                               -----------------
                                               Date



* If from is filed by more than one reporting person, see Instruction 5(b)(v). ** Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



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